As filed with the Securities and Exchange Commission on June 3, 2022

Registration No. 333-260908

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZYNGA INC.

(Exact name of registrant as specified in its charter)

Delaware	42-1733483
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

699 Eighth Street

San Francisco, CA 94103

(855) 449-9642

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Gerard Griffin

Zynga Inc.

699 Eighth Street

San Francisco, CA 94103

(855) 449-9642

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With copies to:

Legal Department

Zynga Inc.

699 Eighth Street

San Francisco, CA 94103

(855) 449-9642

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

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If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

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		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-3ASR (collectively, the “Registration Statement”) filed by Zynga Inc., a Delaware corporation (the “Company):

Registration Statement 333-260908 pertaining to the “shelf” registration of 20,009,528 shares of the Company’s Class A common stock, par value $0.00000625 per share, which was filed with the Securities and Exchange Commission on November 9, 2021.

On May 23, 2022, pursuant to the previously announced Agreement and Plan of Merger, dated January 9, 2022 (as amended, the “Merger Agreement”) entered into by Take-Two Interactive Software, Inc. (“Take-Two”), Zebra MS I, Inc., a Delaware corporation and a directly wholly-owned subsidiary of Take-Two (“Merger Sub 1”), Zebra MS II, Inc., a Delaware corporation and wholly-owned subsidiary of Take- Two (“Merger Sub 2”), and the Company, the Company merged with and into Merger Sub 1, with the Company as the surviving corporation, and, immediately thereafter, the Company merged with and into Merger Sub 2, with Merger Sub 2 as the surviving corporation (the “Combination”). Pursuant to the terms of the Merger Agreement, each share of the Company’s common stock outstanding at the effective time of the Combination (the “Effective Time”), other than treasury shares and dissenting shares, was converted into the right to receive (i) 0.0406 shares of common stock, par value $0.01 per share, of Take-Two (“Take-Two Common Stock”), plus cash in lieu of any fractional shares resulting from such calculation and (ii) $3.50 in cash. As a result of the Combination, the Company became a wholly-owned subsidiary of Take-Two.

As a result of the consummation of the transactions contemplated by the Merger Agreement, and pursuant to the undertakings contained in such Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all the shares of the Company’s common stock that remain unsold hereunder as of the Effective Time. As a result of this deregistration, no such shares remain registered pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing an amendment on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on June 3, 2022.

ZYNGA INC.

By:	/s/ Frank Gibeau
Name: Frank Gibeau
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statement have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank Gibeau	Chief Executive Officer	June 3, 2022
Frank Gibeau	(Principal Executive Officer)

/s/ James Gerard Griffin	Chief Financial Officer	June 3, 2022
James Gerard Griffin	(Principal Financial Officer)

/s/ Amy M. Rawlings	Chief Accounting Officer	June 3, 2022
Amy M. Rawlings	(Principal Accounting Officer

/s/ Daniel Emerson	Director	June 3, 2022
Daniel Emerson

/s/ Linda Zabriskie	Director	June 3, 2022
Linda Zabriskie